31 December 2020

CARNIVAL CORPORATION
and
CARNIVAL PLC
THE SUBSIDIARIES OF CARNIVAL CORPORATION and CARNIVAL PLC listed in Schedule 1
(as Borrowers)

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY
(as Facilities Agent)

AMENDMENT AGREEMENT RELATING TO A MULTICURRENCY REVOLVING FACILITIES AGREEMENT ORIGINALLY DATED 18 MAY 2011 AS AMENDED FROM TIME TO TIME

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

THIS AGREEMENT is dated 31 December 2020 and made between:

(1)    CARNIVAL CORPORATION (a Panamanian corporation having its principal place of business at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida, 33178-2428) (the Company);
(2)    CARNIVAL PLC (a company incorporated under the laws of England and Wales with registered number 04039524) (Carnival plc);
(3)    THE SUBSIDIARIES OF THE COMPANY and of CARNIVAL PLC listed in Schedule 1 (Borrowers) as borrowers (in this capacity and together with the Company and Carnival plc, the Borrowers);
(4)    CARNIVAL CORPORATION and CARNIVAL PLC as guarantors of their respective Subsidiaries (each a Guarantor); and
(5)    BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as facilities agent of the other Finance Parties (the Facilities Agent).
WHEREAS:
(1)    This Agreement is supplemental to and amends the multicurrency facilities agreement (the Facilities Agreement) dated 18 May 2011 as amended and restated most recently on 6 August 2019 between, among others, the Company, Carnival plc and Bank of America Europe Designated Activity Company (formerly known as Bank of America Merrill Lynch International Designated Activity Company) as successor in title to Bank of America Merrill Lynch International Limited.
(2)    Pursuant to Clause 41 (Amendments and Waivers) of the Facilities Agreement, the Facilities Agent is authorised to effect, on behalf of any Finance Party, any amendment or waiver permitted by that Clause. The Majority Lenders have consented to the amendment of the Facilities Agreement as contemplated by this Agreement and, accordingly, the Facilities Agent is authorised and has been instructed to execute this Agreement on behalf of the Finance Parties.
IT IS AGREED as follows:
1.    INTERPRETATION
1.1    Definitions
In this Agreement:
Amended Facilities Agreement means the Facilities Agreement as amended by this Agreement.
Effective Date means the date on which the Facilities Agent confirms to the Lenders and the Company that it has received each of the documents listed in Schedule 2 (Conditions Precedent) in a form and substance satisfactory to the Facilities Agent. The Facilities Agent shall give such confirmation promptly upon being so satisfied.
1.2    Defined terms and construction
In this Agreement, unless the context otherwise requires:
LON59053763

(a)    a reference to a term defined in any other Finance Document has the same meaning in this Agreement;
(b)    references to Clauses are to Clauses of the Amended Facilities Agreement unless otherwise stated; and
(c)    the provisions of Clause 1.2 (Construction) apply to this Agreement as though they were set out in full in this Agreement except that references to the Amended Facilities Agreement are to be construed as references to this Agreement.
2.    AMENDMENT OF FACILITIES AGREEMENT
2.1    Amendment
With effect from (and including) the Effective Date, the Facilities Agreement shall be amended to incorporate the amendments set out in Schedule 3 (Amendments) to this Agreement.
2.2    Effective Date
If the Effective Date has not occurred by 28 February 2021 (or any later date which the Facilities Agent and the Company may agree), then Clause 2.1 of this Agreement will lapse and none of the amendments recorded therein will take effect.
3.    REPRESENTATIONS
The Repeating Representations are confirmed to be true in all material respects by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement and on the Effective Date, and in each case as if references to the Finance Documents in such Repeating Representations references to this Agreement and the Amended Facilities Agreement.
4.    GUARANTEE
On the Effective Date, each Obligor:
(a)    confirms its acceptance of the Amended Facilities Agreement;
(b)    agrees that it is bound as an Obligor by the terms of the Amended Facilities Agreement; and
(c)    if a Guarantor, confirms that its guarantee provided under Clause 23 (Guarantee and Indemnity) of the Amended Facilities Agreement and the relevant Deed of Guarantee:
(i)    continues in full force and effect on the terms of the Amended Facilities Agreement and the relevant Deed of Guarantee; and
(ii)    extends to the obligations of the Obligors under the Finance Documents (including the Amended Facilities Agreement and notwithstanding the imposition of any amended, additional or more onerous obligations).
LON59053763

5.    EFFECT OF AMENDMENT
(a)    In accordance with the Facilities Agreement, each of the Facilities Agent and Company designates each of this Agreement and the Amended Facilities Agreement as a Finance Document.
(b)    The Facilities Agreement and this Agreement will, from the Effective Date, be read and construed as one document.
(c)    Except as otherwise provided in this Agreement, the Finance Documents remain in full force and effect.
(d)    Except to the extent expressly waived in this Agreement, no waiver is given by this Agreement and the Lenders expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.
6.    AMENDMENT FEE
The Company shall, within ten Business Days of the Effective Date, pay to the Facilities Agent for the account of each Lender who consented to this Agreement a fee of 0.125 per cent. calculated on the amount of such Lender’s Commitment on the Effective Date.
7.    MISCELLANEOUS
7.1    Further assurance
Each Obligor shall, at the request of the Facilities Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.
7.2    Incorporation of terms
The provisions of Clauses 37 (Notices), 39 (Partial invalidity), 46 (Governing law) and 47 (Enforcement) of the Facilities Agreement shall apply to this Agreement as though they were set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.
7.3    Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.
7.4    Italian transparency rules
Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 29 July 2009 and published in the Italian official gazette (Gazzetta Ufficiale) no. 217 on 18 September 2009 (as amended and supplemented from time to time) (the Transparency Rules), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of
LON59053763

the agreements “che costituiscono oggetto di trattativa individuale” which are exempted from the application of Section II of the Transparency Rules.

IN WITNESS whereof the parties have caused this Agreement to be duly executed on the date first written above.

LON59053763

Schedule 1
    BORROWERS

Name of Subsidiaries of the Company and Carnival plc
1.    Costa Crociere S.p.A. (a company organised and existing under the laws of Italy as a società per azioni, with a share capital equal to Euro 344,314,467.00, having its registered office in Genoa (Italy), Piazza Piccapietra 48, registered with the Companies’ Register (Registro delle Imprese) of Genoa under no. 02545900108, Repertorio Economico Amministrativo no. GE-279842)
2.    CC U.S. Ventures, Inc. (a corporation incorporated and existing under the laws of the State of Delaware, United States of America)

LON59053763

SCHEDULE 2
CONDITIONS PRECENDENT
Obligors
1.    A copy of the constitutional documents of each Obligor or confirmation that the constitutional documents have not been amended since the date previously provided to the Facilities Agent pursuant to the Facilities Agreement.
2.    A copy of a resolution of the board of directors or, if applicable, a committee of the board of directors of each Obligor approving the terms of, the transactions contemplated by, and the execution, delivery and performance of, this Agreement and the Amended Facilities Agreement and authorising a specified person or persons to execute this Agreement and the Amended Facilities Agreement.
3.    If applicable, a copy of the resolution of the board of directors appointing the committee referred to in paragraph 2 above.
4.    A specimen of the signature of each person who executes this Agreement and who is authorised on behalf of an Obligor to execute or witness the execution of this Agreement.
5.    A certificate of an authorised signatory of the Company:
a.    confirming that utilising or (with respect to the Company and Carnival plc) guaranteeing the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments and the Total Tranche D Commitments (or, in the case of Costa Crociere S.p.A., utilising the Total Tranche C Commitments) in full under the terms of the Amended Facilities Agreement would not breach any limit binding on any Obligor; and
b.    certifying that each copy document relating to any Obligor specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
6.    A copy of a good standing certificate with respect to each US Borrower, issued as of a recent date by the Secretary of State or other appropriate official of each US Borrower’s jurisdiction of incorporation or organisation.
7.    A certificate downloaded from registro delle imprese confirming that no insolvency procedures have been started in relation to Costa Crociere S.p.A. no earlier than 5 Business Days before the date of this Agreement.
Legal opinions
8.    A legal opinion of Allen & Overy LLP, London office, English law legal advisers to the Facilities Agent, addressed to the Finance Parties.
9.    A legal opinion of Arias, Fabrega & Fabrega, Panama law legal advisers to the Facilities Agent, addressed to the Finance Parties.
10.    A legal opinion of Allen & Overy LLP, New York office, New York state law legal advisers to the Facilities Agent, addressed to the Finance Parties.
LON59053763

11.    A legal opinion of Morris James LLP, Delaware state law legal advisers to the Facilities Agent, addressed to the Finance Parties.
12.    A legal opinion of Allen & Overy - Studio Legale Associato, Milan office, Italian law legal advisers to the Facilities Agent, addressed to the Finance Parties.
Other documents and evidence
13.    This Agreement duly executed by all parties thereto.

LON59053763

SCHEDULE 3
AMENDMENTS

1.    A new definition of “Pre-COVID Unsecured Debt” shall be inserted in Clause 1.1 (Definitions) after the definition of “Party” as follows:
“Pre-COVID Unsecured Debt means any unsecured indebtedness under (a) any revolving credit facility, (b) any bilateral term or revolving facility, (c) any financing or facility to which export credit agencies, any one or several governmental instrumentality(ies), or public international financial institution, is a party and (d) any bond facilities or bank guarantee facilities, owed by (or committed to) a member of the Carnival Corporation & plc Group in each case before 1 April 2020.”

2.    The definition of “EURIBOR” in Clause 1.1 (Definitions) shall be amended by adding the following words to the end of the definition:
“and, if in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.”

3.    The definition of “LIBOR” in Clause 1.1 (Definitions) shall be amended by adding the following words to the end of the definition:
“and, if in either case, that rate is less than zero, LIBOR shall be deemed to be zero.”

4.    The sentence at the end of Clause 14.1 (Calculation of interest):
“and if that aggregate rate is less than zero, the rate of interest on each Loan shall be deemed to be zero”
shall be deleted in its entirety.

5.    New definitions shall be added in alphabetical order in Clause 26.1 (Definitions) as follows:
“Available Liquidity means the aggregate of available Cash and Cash Equivalents of the Carnival Corporation & plc Group and any amount which is available but undrawn under a committed facility provided to a member of the Carnival Corporation & plc Group which is available for drawing.
Cash means, for the purposes of Available Liquidity:
(a)    at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Carnival Corporation & plc Group and to which a member of the Carnival Corporation & plc Group is alone (or together with other members of the Carnival Corporation & plc Group) beneficially entitled and for so long as:
(i)    that cash is repayable on demand;
LON59053763

(ii)    repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Carnival Corporation & plc Group or of any other person whatsoever or on the satisfaction of any other condition;
(iii)    that cash is not subject to any Security Interests except for any Security Interests constituted by a netting or set-off arrangement entered into by members of the Carnival Corporation & plc Group in the ordinary course of their banking arrangements; and
(iv)    the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities; and
(b)    cash in transit including, without limitation, payments made by balance transfer, direct debit, cheques, credit, debit or store cash which are yet to be received in cleared funds.
Cash Equivalents means, for the purposes of Available Liquidity, at any time:
(a)    certificates of deposit maturing within one year after the relevant date of calculation;
(b)    any investment in marketable debt obligations that:
(i)    is issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any instrumentality or agency of any of them; and
(ii)    has a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s or, if no rating is available in respect of such marketable debt obligation, the issuer of which has, in respect of its long term unsecured and non-credit enhanced debt obligations, an equivalent rating; and
(iii)    matures within one year after the relevant date of calculation; and
(iv)    is not convertible or exchangeable to any other security;
(c)    commercial paper not convertible or exchangeable to any other security:
(i)    for which a recognised trading market exists;
(ii)    issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;
(iii)    which matures within one year after the relevant date of calculation; and
(iv)    which has a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)    Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);
(e)    any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or P-1 or higher by Moody’s, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice;
(f)    cash held on deposit at bank which is not repayable on demand but which matures within three months after the relevant date of calculation; or
LON59053763

(g)    any other debt security approved by the Majority Lenders,
in each case, to which any member of the Carnival Corporation & plc Group is alone (or together with other members of the Carnival Corporation & plc Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Carnival Corporation & plc Group or subject to any Security Interest.
Consolidated Net Interest Charges means Interest Payable less Interest Receivable during the relevant Measurement Period.
EBITDA means the consolidated net income of the Carnival Corporation & plc Group for the relevant Measurement Period:
(a)    before any deduction for Taxes;
(b)    before any deduction for Consolidated Net Interest Charges and before any amortisation of upfront fees and expenses in relation to Borrowed Money;
(c)    before any deduction for depreciation or impairment;
(d)    before any deduction for amortisation; and
(e)    excluding exceptional items and separately disclosable items (for the avoidance of doubt, including restructuring items), but adjusted by deducting any amounts attributable to minority interests.
Interest means the aggregate interest, guarantee commission and amounts in the nature of interest paid or payable in respect of any Borrowed Moneys (other than agency, arrangement, management or participation fees or fees of any other nature).
Interest Payable means the aggregate of:
(a)    all Interest attributable to the Carnival Corporation & plc Group and charged to the Carnival Corporation & plc Group’s consolidated profit and loss account during the relevant Measurement Period; and
(b)    the interest (or equivalent) element of payments under finance leases attributable to the Carnival Corporation & plc Group and charged to the Carnival Corporation & plc Group’s consolidated profit and loss account during that Measurement Period;
in each case and calculated on the basis that:
(i)    the amount of Interest accrued will be increased by an amount equal to any amount payable by any member of the Carnival Corporation & plc Group under interest rate hedging arrangements in relation to that Measurement Period; and
(ii)    the amount of Interest accrued will be reduced by an amount equal to any amount payable to any member of the Carnival Corporation & plc Group under interest rate hedging arrangements in relation to that Measurement Period.
Interest Receivable means all interest and amounts in the nature of interest attributable to the Carnival Corporation & plc Group and credited to the Carnival Corporation & plc Group’s consolidated profit and loss account during the relevant Measurement Period (whether or not paid).”
LON59053763

6.    The definition of “Borrowed Money” in Clause 26.1 (Definitions) shall be amended to add the following at the end of paragraph (c) of such definition:
“(other than in connection with the liquidation of any company)”.

7.    The definition of “Issued Capital and Consolidated Reserves” in Clause 26.1 (Definitions) shall be amended to replace the full stop at the end of subclause (b)(iv) with a comma and add the following hanging paragraph at the end of the definition:
“provided that non-cash charges incurred in the financial year ending 30 November 2021 shall not be deducted from the amounts above.”

8.    Clause 26.3 (Gearing) shall be deleted in its entirety and replaced with the following:
“Gearing
The Company must ensure that on each Testing Date set out below the aggregate of all Borrowed Moneys (for the time being undischarged) does not exceed the percentage of Consolidated Capital at the relevant time:

Testing Date	Percentage
30 November 2020	65
28 February 2021	65
31 May 2021	65
31 August 2021	65
30 November 2021	75
28 February 2022	75
31 May 2022	75
31 August 2022	75
30 November 2022	75
28 February 2023	75
31 May 2023	75
31 August 2023	72.5
30 November 2023	70
28 February 2024	67.5
31 May 2024 and thereafter	65 ”
9.    The following provision shall be inserted as a new Clause 26.4 (Interest cover):
“Interest cover
The Company must ensure that on each Testing Date the ratio of EBITDA to Consolidated Net Interest Charges, for the Measurement Period ending on each Testing Date on and from 28 February 2023 set out below, is not less than the relevant ratio set out below:
LON59053763

Testing Date	Ratio of EBITDA to Consolidated Net Interest Charges
28 February 2023	2.00 to 1
31 May 2023	2.00 to 1
31 August 2023	2.50 to 1
30 November 2023	2.50 to 1
28 February 2024 and thereafter	3.00 to 1
”

10.    The following provision shall be inserted as a new Clause 26.5 (Minimum Available Liquidity):
“Minimum Available Liquidity
The Company must ensure that on each Testing Date on (and including) 28 February 2021 to (and including) 30 November 2022, the Available Liquidity is not less than USD 1,000,000,000. This Clause 26.5 and all of the Company’s obligations relating to this Clause 26.5 shall automatically expire and be of no further force or effect as of and on 1 December 2022 (but without prejudice to any breaches of this Clause 26.5 that subsisted or arose prior to such date and/or as may be evidenced by the Compliance Certificate in respect of the Testing Date falling on 30 November 2022).”

11.    The following provision shall be inserted as a new Clause 27.8 (Guarantees):
“Guarantees
The Company (for itself and its Subsidiaries) and Carnival plc (for itself and its Subsidiaries) will ensure that no member of the Carnival Corporation & plc Group will grant any guarantee in respect of any Pre-COVID Unsecured Debt from 31 December 2020 until 30 November 2024, unless such entity was already an obligor or guarantor of such Pre-COVID Unsecured Debt as at such date.”

12.    The following provision shall be inserted as a new Clause 27.9 (Vessel security):
“Vessel security
The Company (for itself and its Subsidiaries) and Carnival plc (for itself and its Subsidiaries) will ensure that neither it nor any other member of the Carnival Corporation & plc Group will from 31 December 2020 until 30 November 2024 create or incur, or suffer to be created or incurred or come to exist any Security Interest on any vessel which is not subject to an existing Security Interest at 31 December 2020 to secure any Pre-COVID Unsecured Debt, other than where contractually obliged to provide a Security Interest on a vessel under the terms of any present or future export credit facility agreement (the granting of such contractual requirement reflecting the terms of existing export credit facilities not to be restricted by this Clause 27.9) nor otherwise use any such vessel as a credit enhancement in respect of such Pre-COVID Unsecured Debt.”

13.    The following provision shall be inserted as a new Clause 27.10 (Most favoured Lenders):
LON59053763

“Most favoured Lenders
(a)    If, on or before 28 February 2021, in order to obtain solely a waiver of financial covenants in any of the agreements governing Pre-COVID Unsecured Debt (each a Facility Agreement) an Obligor agrees, in respect of any Facility Agreement, to:

(i)        grant any increase in margin,

(ii)        pay any waiver, amendment or other fee at a rate in excess of the rate of the amendment and waiver fee being paid to the Lenders in connection with the waiver of financial covenants under this Agreement,

(iii)    amend a Facility Agreement to include any additional mandatory or other prepayment provision (including by way of amortisation instalments) or to prepay any facility provided under a Facility Agreement,

(iv)    amend a Facility Agreement to include any additional covenant or event of default and/or to amend any existing covenant or event of default, or

(v)        amend a Facility Agreement to add any obligor or guarantor (other than in accordance with the existing terms of the relevant Facility Agreement as of 31 December 2020) or provide any additional guarantee from any member of the Carnival Corporation & plc Group (other than any amendment or extension of a guarantee from an existing obligor or guarantor under the relevant Facility Agreement),

(each a Relevant Provision) that would, in each case, be reasonably considered to be materially more beneficial to the lenders under such Facility Agreement than the equivalent provisions or fees that have been provided to paid to the Lenders in respect of this Agreement; or

(vi)     any member of the Carnival Corporation & plc Group grants a Security Interest on its assets to secure a Facility Agreement,

then the Company shall promptly, and in any event within 10 Business Days after permitting the amendment of any relevant Facility Agreement, or payment of additional fee or grant of the Security Interest (as applicable), give notice accordingly to the Facilities Agent and:

(A) provide in respect of any Relevant Provision, reasonable details to the Facilities Agent of the Relevant Provision and offer to amend this Agreement to include terms (including payment of any additional fee) substantially equivalent to the Relevant Provision; or

(B) provide in respect of any Security Interest, reasonable details of the Security Interest to the Facilities Agent and offer to procure that the relevant Obligor and/or the relevant member of the Carnival Corporation & plc Group provides to the Lenders substantially similar Security Interests on the relevant assets to that granted under the Facility Agreement (the New Security).
(b)     If any Obligor and/or member of the Carnival Corporation & plc Group has granted a Relevant Provision or New Security, such Relevant Provision and/or New Security shall be deemed automatically to be incorporated in this Agreement. The relevant Obligor agrees to,
LON59053763

and to procure any relevant member of the Carnival Corporation & plc Group to, execute and deliver at the request of the Facilities Agent any amendments or additions to the Finance Documents required to evidence the Relevant Provision under the Finance Documents or have the New Security granted by the relevant member of the Carnival Corporation & plc Group.”

14.    The following provision shall be inserted as a new Clause 27.11 (Additional restrictive covenants):
“Additional restrictive covenants
(a)    The Company and Carnival plc will comply with the covenants set out in Schedule 18 (Additional restrictive covenants) from 31 December 2020 until 30 November 2024 (but without prejudice to any breaches of this Clause 27.11 that may have arisen prior to 30 November 2024).
(b)    The Company and Carnival plc will procure that each other Obligor under this Agreement will be a “Restricted Subsidiary” for the purposes of Schedule 18 from 31 December 2020 until 30 November 2024.
(c)    The Company will notify the Facilities Agent of any Default (as defined in Schedule 18) promptly upon becoming aware of its occurrence.”

15.    Clause 46 (Governing law) shall be deleted in full and replaced with the following:
“(a)    Subject to paragraph (b) below, this Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
(b)    Schedule 18 (Additional restrictive covenants) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules shall be interpreted in accordance with the laws of the State of New York without giving effect to any conflict of laws provisions thereof that would indicate the applicability of the laws of any other jurisdiction.”

16.    A new Schedule 18 (Additional restrictive covenants) shall be inserted as set out in Schedule 4.

LON59053763

SCHEDULE 4
SCHEDULE 18 (ADDITIONAL RESTRICTIVE COVENANTS)

LON59053763

SCHEDULE 4

SCHEDULE 18 TO FACILITIES AGREEMENT
ADDITIONAL RESTRICTIVE COVENANTS

LON59053763

LON59053763

Reference in this Schedule 18 (this “Schedule”) is made to Carnival Corporation, a Panamanian corporation (“Carnival Corporation”), and Carnival plc, a company incorporated and registered under the laws of England and Wales (“Carnival plc”).

ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01    Definitions.
“2023 First-Priority Secured Notes” means the 11.500% First-Priority Senior Secured Notes due 2023 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2023 First-Priority Secured Notes”), issued pursuant to an Indenture, dated as of April 8, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank, N.A., as trustee thereunder, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2023 First-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2023 First-Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2023 First-Priority Secured Note.”
“2023 First-Priority Secured Notes Issue Date” means April 8, 2020.
“2026 Second-Priority Note Indenture” means the Indenture, dated as of July 20, 2020 and amended on November 18, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank National Association, as trustee thereunder.
“2026 Second-Priority Secured Notes” means the 10.500% Second-Priority Senior Secured Notes due 2026 and the 10.125% Second-Priority Senior Secured Notes due 2026 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2026 Second-Priority Secured Notes”), issued pursuant to the 2026 Second-Priority Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2026 Second-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2026 Second-Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2026 Second-Priority Secured Note.”
LON59053763

“2026 Unsecured Notes” means the 7.625% Senior Unsecured Notes due 2026 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2026 Unsecured Notes”) issued pursuant to the 2026 Unsecured Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2026 Unsecured Note” for purposes of the foregoing definition (other than the Amendment Date 2026 Unsecured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2026 Unsecured Note.”
“2026 Unsecured Note Indenture” means the Indenture, dated as of November 25, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank National Association, as trustee thereunder.
“2027 First-Priority Secured Notes” means the 7.875% Debentures due 2027 of Carnival Corporation (as in effect on the Amendment Date, the “Amendment Date 2027 First-Priority Secured Notes”), issued pursuant to the Indenture, dated as of October 23, 2000 (as supplemented on July 15, 2003 with respect to the 2027 First-Priority Secured Notes, and as further supplemented on December 1, 2003), among Carnival Corporation, as issuer, Carnival plc, as guarantor, and The Bank of New York, as trustee, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2027 First-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2027 First-Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2027 First-Priority Secured Note.”
“2027 Second-Priority Note Indenture” means the Indenture, dated as of August 18, 2020 and amended on November 18, 2020, among Carnival Corporation, Carnival plc, the various guarantors party thereto and U.S. Bank National Association, as trustee thereunder.
“2027 Second-Priority Secured Notes” means the 9.875% Second-Priority Senior Secured Notes due 2027 of Carnival Corporation (together, as in effect on the Amendment Date, the “Amendment Date 2027 Second-Priority Secured Notes”), issued pursuant to the 2027 Second-Priority Note Indenture, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or
LON59053763

agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument shall constitute a “2027 Second-Priority Secured Note” for purposes of the foregoing definition (other than the Amendment Date 2027 Second-Priority Secured Notes) unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “2027 Second-Priority Secured Note.”
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Amendment Date” means [ ]1.
“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of Carnival Corporation to be the interest rate implicit in the lease determined in accordance with GAAP, or, if not known, at the Company’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors of the general partner of the partnership;
1     Insert date of amendment agreement to which this Schedule will be appended.
LON59053763

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a finance lease obligation under GAAP, and, for purposes of this Schedule, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)    direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the European Union, the government of a member state of the European Union, the United States of America, the United Kingdom, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the European Union, the relevant member state of the European Union or the United States of America, the United Kingdom, Switzerland or Canada, as the case may be;
(2)    overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland, the United Kingdom, Australia or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency; provided, further, that any cash held pursuant to clause (6) below not covered by the foregoing may be held through overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less
LON59053763

from the date of acquisition issued by a bank or trust company organized and operating in the applicable jurisdiction;
(3)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;
(4)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;
(5)    money market funds or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition; and
(6)    cash in any currency in which the Company and its subsidiaries now or in the future operate, in such amounts as the Company determines to be necessary in the ordinary course of their business.
“Commission” means the U.S. Securities and Exchange Commission.
“Company” means Carnival plc and Carnival Corporation, or either of them, as the context may require, and not any of their Subsidiaries.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:
(1)    provision for taxes based on income or profits of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus
(2)    the Consolidated Interest Expense of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus
(3)    depreciation, amortization (including amortization of intangibles and deferred financing fees but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus
(4)    any expenses, charges or other costs related to any Equity Offering or issuance of Subordinated Shareholder Funding permitted by this Schedule or relating to the 2026 Unsecured Notes, in each case, as determined in good faith by Carnival Corporation; plus
(5)    any expenses or charges (other than depreciation and amortization expenses) related to any issuance of Equity Interests or the making of any Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Schedule (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions or any Credit Facilities, and (ii) any amendment or other modification of Indebtedness; plus
(6)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory
LON59053763

optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus
(7)    the amount of any management, monitoring, consulting and advisory fees and related expenses paid in such period to consultants and advisors; plus
(8)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expense are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 2.03(a)(iii)(B); plus
(9)    the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus
(10)    all adjustments of the nature used in connection with the calculation of “net income” as set forth in footnote (4) to the “Summary Historical Financial and Other Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such period; minus
(11)    non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) through (16) of the definition of “Consolidated Net Income”), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs);
(2)    non-cash interest payments;
(3)    the interest component of deferred payment obligations;
(4)    the interest component of all payments associated with Capital Lease Obligations;
(5)    commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;
(6)    the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period;
LON59053763

(7)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or is secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; and
(8)    the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of Carnival Corporation.
Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include any payments on any operating leases.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) attributable to such Person and its Subsidiaries which are Restricted Subsidiaries for such period determined on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
(1)    any goodwill or other intangible asset impairment, charge, amortization or write-off, including debt issuance costs, will be excluded;
(2)    the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;
(3)    [reserved];
(4)    any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by Carnival Corporation) or in connection with the sale or disposition of securities will be excluded;
(5)    any net after-tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges (including, in each case, any cost or expense related to employment of terminated employees), any expenses related to any or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to closing costs, rebranding costs, acquisition integration costs, opening costs, project start-up costs, business optimization costs, recruiting costs, signing, retention or completion bonuses, litigation and arbitration costs, charges, fees and expenses (including settlements), and expenses or charges related to any offering of Equity Interests or debt securities, Investment, acquisition, disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the Amendment Date), in each case, shall be excluded;
LON59053763

(6)    any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded;
(7)    all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness will be excluded;
(8)    any one time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Company or its Subsidiaries will be excluded;
(9)    any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded; provided that any such gains or losses shall be included during the period in which they are realized;
(10)    (x) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and (y) any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded;
(11)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary will be excluded;
(12)    to the extent covered by insurance and actually reimbursed, or so long as Carnival Corporation has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable insurer in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses with respect to liability or casualty events or business interruption;
(13)    the cumulative effect of a change in accounting principles will be excluded;
(14)    any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition” will be excluded;
(15)    any charges resulting from the application of Accounting Standards Codification Topic 805, “Business Combinations,” Accounting Standards Codification Topic 350, “Intangibles — Goodwill and Other, ” Accounting Standards Codification Topic 360-10-35-15, “Impairment or Disposal of Long-Lived Assets, ” Accounting Standards Codification Topic 480-10-25-4, “Distinguishing Liabilities from Equity — Overall — Recognition” or Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures” will be excluded; and
(16)    the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding will be excluded.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the
LON59053763

Company and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all preferred stock of Restricted Subsidiaries of the Company, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences.
“Consolidated Total Leverage Ratio” means as of any date of determination, the ratio of Consolidated Total Indebtedness on such day to Consolidated EBITDA of the Company and its Restricted Subsidiaries as of and for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation; in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“continuing” means, with respect to any Default, that such Default has not been cured or waived.
“Convertible Notes” means the convertible notes issued under that certain indenture, dated as of April 6, 2020 (as in effect on the Amendment Date, the “Amendment Date Convertible Notes”), as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument (other than the Amendment Date Convertible Notes) shall constitute a “Convertible Note” for purposes of this definition unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “Convertible Note.”
“Credit Facilities” means one or more debt facilities, instruments or arrangements incurred by the Company or any Restricted Subsidiary (including but not limited to the Existing Revolving Facility and the Existing Term Loan Facility) with banks, other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks or institutions and whether provided under the Existing Revolving Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof. Notwithstanding the foregoing, no instrument shall constitute a “Credit Facility” for purposes of this definition unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting a “Credit Facility.”
LON59053763

“Customary Intercreditor Agreement” means an intercreditor agreement providing for payment subordination or lien priority, payment blockage and enforcement limitation terms with respect which are customary in the good faith judgment of the Company as evidenced in an Officer’s Certificate.
“Default” means an event that is, or with the passage of time or the giving of notice or both would be an “Event of Default” under the 2026 Unsecured Note Indenture.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the date that the Facilities Agreement matures. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or an “asset sale” will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 2.03. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Schedule, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.
“EIB Facility” means the Finance Contract, dated as of June 5, 2009, between Costa Crociere S.p.A., as borrower, and the European Investment Bank, as lender, as amended on September 7, 2015 (such facility outstanding on the Amendment Date, the “Amendment Date EIB Facility”), and as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument (other than the Amendment Date EIB Facility) shall constitute an “EIB Facility” for purposes of this definition unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting an “EIB Facility.”
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private sale either (a) of the Equity Interests (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions) of the Company or (b) of the Equity Interests of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed as Subordinated Shareholder Funding or to the equity capital of the Company or any of its Restricted Subsidiaries.
“euros” means the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.
LON59053763

“Event of Loss” means the actual or constructive total loss, arranged or compromised total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, a Vessel.
“Existing First-Priority Secured Notes” means the 2023 First-Priority Secured Notes and the 2027 First-Priority Secured Notes.
“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries in existence on the Amendment Date.
“Existing Revolving Facility” means the Multicurrency Revolving Facilities Agreement, dated as of May 18, 2011, among Carnival Corporation and Carnival plc, as guarantors, certain of the Company’s Subsidiaries, as borrowers, and certain financial institutions, as lenders, as amended and restated on June 16, 2014 and August 6, 2019 (such facility outstanding on the Amendment Date, the “Amendment Date Existing Revolving Facility”), and as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreement or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument (other than the Amendment Date Existing Revolving Facility) shall constitute an “Existing Revolving Facility” for purposes of the foregoing definition unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting an “Existing Revolving Facility.”
“Existing Second-Priority Secured Notes” means the 2026 Second-Priority Secured Notes and the 2027 Second-Priority Secured Notes.
“Existing Term Loan Facility” means the Term Loan Agreement, dated as of June 30, 2020, among Carnival Corporation, as lead borrower, Carnival Finance, LLC, as co-borrower, and Carnival plc and the other guarantors party thereto, and certain financial institutions, as lenders (such facility outstanding on the Amendment Date, the “Amendment Date Existing Term Loan Facility”), and as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned thereunder (in each case subject to compliance with Section 2.01) or altering the maturity thereof. Notwithstanding the foregoing, no instrument (other than the Amendment Date Existing Term Loan Facility) shall constitute an “Existing Term Loan Facility” for purposes of the foregoing definition unless such instrument is designated to the Facilities Agreement Agent in writing by Carnival Corporation as constituting an “Existing Term Loan Facility.”
“Facilities Agreement” means the Multicurrency Revolving Facilities Agreement, dated as of May 18, 2011, among Carnival Corporation and Carnival plc, as guarantors, certain of the Company’s Subsidiaries, as borrowers, and certain financial institutions, as lenders, as amended and restated on
LON59053763

June 16, 2014, August 6, 2019 and the Amendment Date and as further amended, restated, supplemented, waived or otherwise modified from time to time.
“Facilities Agreement Agent” means the “Facilities Agent” from time to time under the Facilities Agreement.
“Facilities Agreement Obligations” means the Obligations of the Loan Parties under the Facilities Agreement and related documents.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by Carnival Corporation’s Chief Executive Officer or responsible accounting or financial officer of Carnival Corporation.
“Fixed Charge Calculation Date” has the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio.”
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Permitted Debt incurred on the Fixed Charge Calculation Date or (ii) the discharge on the Fixed Charge Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Permitted Debt.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation,
LON59053763

consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Carnival Corporation as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from the applicable event. Any calculation of the Fixed Charge Coverage Ratio may be made, at the option of Carnival Corporation, either (i) at the time the Board of Directors of Carnival Corporation approves the action necessitating the calculation of the Fixed Charge Coverage Ratio or (ii) at the completion of such action necessitating the calculation of the Fixed Charge Coverage Ratio.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Carnival Corporation to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Carnival Corporation may designate.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period related to Indebtedness, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs), non-cash interest payments, the interest component of deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’
LON59053763

acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)    the consolidated interest expense (but excluding such interest on Subordinated Shareholder Funding) of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus
(3)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or is secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus
(4)    the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of Carnival Corporation.
Notwithstanding any of the foregoing, Fixed Charges shall not include (i) any payments on any operating leases, (ii) any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt — Debt with Conversion Options — Recognition” or (iii) the interest component of all payments associated with Capital Lease Obligations.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on July 20, 2020. For the purposes of this Schedule, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets, sureties or otherwise).
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Immaterial Subsidiary” means any Subsidiary of the Company (a) the assets of which Subsidiary, taken together with all other Immaterial Subsidiaries as of such date, constitute less than or equal to 5% of the total assets of the Company and its Subsidiaries on a consolidated basis, (b) the revenues of which Subsidiary, taken together with all other Immaterial Subsidiaries as of such date, account for
LON59053763

less than or equal to 5% of the total revenues of the Company and its Subsidiaries on a consolidated basis and (c) the Consolidated EBITDA of which Subsidiary, taken together with all other Immaterial Subsidiaries as of such date, accounts for less than 5% of the Consolidated EBITDA of the Company.
“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), without duplication:
(1)    the principal amount of indebtedness of such Person in respect of borrowed money;
(2)    the principal amount of obligations of such Person evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;
(3)    reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;
(4)    Capital Lease Obligations of such Person;
(5)    the principal component of all obligations of such Person to pay the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;
(6)    net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and
(7)    Attributable Debt of such Person;
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
The term “Indebtedness” shall not include:
(1)    anything accounted for as an operating lease in accordance with GAAP as at November 25, 2020;
(2)    contingent obligations in the ordinary course of business;
(3)    in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;
(4)    deferred or prepaid revenues;
(5)    purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the applicable seller;
LON59053763

(6)    any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;
(7)    Subordinated Shareholder Funding; or
(8)    any Capital Stock.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 2.03. Except as otherwise provided in this Schedule, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Loan Parties” means the Company and any borrowers or guarantors under the Facilities Agreement that are Restricted Subsidiaries of the Company.
“Loan-to-Value Ratio” means, as of any date, the ratio of (1) Secured Indebtedness to (2) the aggregate Net Book Value of any collateral securing such Secured Indebtedness, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” At Carnival Corporation’s option, the Loan-to-Value Ratio can be calculated either (i) at the time the Board of Directors of Carnival Corporation approves the action with which the proceeds of the financing transaction necessitating the calculation of Loan-to-Value Ratio is to be financed or (ii) at the consummation of the financing necessitating the calculation of Loan-to-Value Ratio.
“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers or employees of the Company or any Restricted Subsidiary:
(1)    in respect of travel, entertainment or moving (including tax equalization) related expenses incurred in the ordinary course of business;
(2)    in respect of moving (including tax equalization) related expenses incurred in connection with any closing or consolidation of any office; or
(3)    in the ordinary course of business and (in the case of this clause (3)) not exceeding $5.0 million in the aggregate outstanding at any time.
“Moody’s” means Moody’s Investors Service, Inc.
LON59053763

“Net Book Value” means, with respect to any asset or property at any time, the net book value of such asset or property as reflected on the most recent balance sheet of the Company at such time, determined on a consolidated basis in accordance with GAAP.
“New Vessel Aggregate Secured Debt Cap” means the sum of each of the New Vessel Secured Debt Caps (with such New Vessel Aggregate Secured Debt Cap to be expressed as the sum of the euro and U.S. dollar denominations of the New Vessel Secured Debt Caps reflected in the New Vessel Aggregate Secured Debt Cap).
“New Vessel Financing” means any financing arrangement (including but not limited to a sale and leaseback transaction or bareboat charter or lease or an arrangement whereby a Vessel under construction is pledged as collateral to secure the indebtedness of a shipbuilder), entered into by the Company or a Restricted Subsidiary for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Capital Stock of entities owning or to own Vessels.
“New Vessel Secured Debt Cap” means, in respect of a New Vessel Financing, no more than 80% of the contract price for the acquisition, plus, as applicable, additional costs permitted to be financed under related export credit financing, and any other Ready for Sea Cost of the related Vessel (and 100% of any related export credit insurance premium), expressed in euros or U.S. dollars, as the case may be, being financed by such New Vessel Financing.
“Note Guarantors” means Carnival plc and any Restricted Subsidiary that guarantees the 2026 Unsecured Notes in accordance with the provisions of the 2026 Unsecured Note Indenture, and their respective successors and assigns, until the guarantee of such Person has been released in accordance with the provisions of the 2026 Unsecured Note Indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the final offering memorandum in respect of the 2026 Unsecured Notes, dated November 20, 2020.
“Officer” means, with respect to any Person, the Chairman or Vice Chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Financial Officer, an Executive Vice President, a Vice President, the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary, an Assistant Secretary, or any individual designated by the Board of Directors of such Person.
“Officer’s Certificate” means a certificate signed on behalf of Carnival Corporation by an Officer.
“Parent Company” means each of Carnival Corporation and Carnival plc.
“Parent Entity” means any Person of which Carnival Corporation or Carnival plc, as applicable, is a Subsidiary (including any Person of which Carnival Corporation or Carnival plc, as applicable, becomes a Subsidiary after the Amendment Date in compliance with this Schedule) and any holding company established by one or more Permitted Holders for purposes of holding its investment in any Parent Entity.
“Permitted Holders” means (i) each of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, the children or lineal descendants of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, any trust established for the benefit of (or any charitable trust or non-profit entity established by) any Arison family member mentioned in this clause (i), or any trustee, protector or similar person of such trust or non-profit entity or any “person” (as such term is
LON59053763

used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Permitted Holder mentioned in this clause (i), and (ii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) the members of which include any of the Permitted Holders specified in clause (i) above, and that (directly or indirectly) hold or acquire beneficial ownership of capital stock of Carnival Corporation and/or Carnival plc (a “Permitted Holder Group”); provided that in the case of this clause (ii), the Permitted Holders specified in clause (i) above collectively, directly or indirectly, beneficially own more than 50% on a fully diluted basis of the capital stock of Carnival Corporation and Carnival plc held by such Permitted Holder Group.
“Permitted Investments” means:
    (1)    any Investment in the Company or a Restricted Subsidiary;
(2)    any Investment in cash in U.S. dollars, euros, Swiss francs, U.K. pounds sterling or Australian dollars, and Cash Equivalents;
(3)    any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary; or
(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
(4)    any Investment made as a result of the receipt of non-cash consideration from an asset sale or disposition;
(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(7)    Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;
(8)    Investments represented by Hedging Obligations, which obligations are permitted to be incurred under Section 2.01(b)(9);
(9)    repurchases of the 2026 Unsecured Notes, the 2023 First-Priority Secured Notes, the 2026 Second-Priority Secured Notes, the 2027 Second-Priority Secured Notes or loans under the Existing Term Loan Facility;
(10)    any Guarantee of Indebtedness permitted to be incurred under Section 2.01 other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary;
(11)    any Investment existing on, or made pursuant to binding commitments existing on, the Amendment Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the
LON59053763

Amendment Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Amendment Date or (b) as otherwise permitted under this Schedule;
(12)    Investments acquired after the Amendment Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(13)    Management Advances;
(14)    Investments consisting of the licensing and contribution of intellectual property rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(15)    Investments consisting of, or to finance the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels) or purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, licenses or leases of intellectual property rights (including prepaid expenses and advances to suppliers), in each case, in the ordinary course of business (including, for the avoidance of doubt any deposits made to secure the acquisition, purchase or construction of, or any options to acquire, any vessel);
(16)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $300.0 million and 0.8% of Total Tangible Assets of the Company; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 2.04, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause;
(17)    Investments in joint ventures or other Persons having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of $300.0 million and 0.8% of Total Tangible Assets of the Company; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 2.04, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause;
(18)    additional Investments in joint ventures in which the Company or any of its Restricted Subsidiaries holds an Investment existing on the Amendment Date, provided such Investments are made in the ordinary course of business;
(19)    additional Investments in additional joint ventures, provided that the Equity Interests held by the Company or a Restricted Subsidiary in such joint ventures are pledged to secure the Existing First-Priority Secured Notes, the Existing Second-Priority Secured Notes and the
LON59053763

Existing Term Loan Facility, in each case, to the extent such pledge is required by each relevant instrument; and
(20)     Loans and advances (and similar Investments) in the ordinary course of business to employees, other than executive officers and directors of the Company in an aggregate amount outstanding at any one time not to exceed $100.0 million.
“Permitted Liens” means:
(1)    Liens in favor of the Company or any Restricted Subsidiary;
(2)    Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person (or the Capital Stock of such Person) that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary;
(3)    Liens to secure the performance of statutory obligations, insurance, surety, bid, performance, travel or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit or similar instruments issued to assure payment of such obligations or for the protection of customer deposits or credit card payments);
(4)    Liens on any property or assets of the Company or any Restricted Subsidiary for the purpose of securing Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness, in each case, incurred pursuant to Section 2.01(b)(4) in connection with the financing of all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation, repair, replacement or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any assets or property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred other than (i) the assets (including Vessels) and property acquired, improved, constructed, leased or financed and improvements, accessions, proceeds, products, dividends and distributions in respect thereof (provided that to the extent any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness relate to multiple assets or properties, then all such assets and properties may secure any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness) and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property;
(5)    Liens existing on the Amendment Date;
(6)    Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;
(7)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by
LON59053763

appropriate proceedings and in respect of which, if applicable, the Company or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP; and with respect to Vessels: (i) Liens fully covered (in excess of customary deductibles) by valid policies of insurance and (ii) Liens for general average and salvage, including contract salvage; or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;
(8)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(9)    Liens created for the benefit of (and to secure) any of the Facilities Agreement Obligations;
(10)    Liens securing Indebtedness under Hedging Obligations, which obligations are permitted to be incurred under Section 2.01(b)(9);
(11)    Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
(12)    Liens arising out of judgments or awards and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(13)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(14)    Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(15)    Leases, licenses, subleases and sublicenses of assets in the ordinary course of business and Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;
(16)    Liens securing Indebtedness permitted to be incurred under Section 2.01(b)(1);
(17)    (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any real property leased by the Company or any Restricted Subsidiary and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;
(18)    Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;
(19)    Liens on Unearned Customer Deposits (i) in favor of payment processors pursuant to agreements therewith consistent with industry practice or (ii) in favor of customers;
LON59053763

(20)    pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Company’s or any Restricted Subsidiary’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;
(21)    Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Company or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15.0% of the net proceeds of such disposal;
(22)    Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from Vessel chartering, dry-docking, maintenance, repair, refurbishment, the furnishing of supplies and bunkers to Vessels or masters’, officers’ or crews’ wages and maritime Liens, in the case of each of the foregoing, which were not incurred or created to secure the payment of Indebtedness;
(23)    Liens securing an aggregate principal amount of Indebtedness not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to Section 2.01(b)(5); provided that such Lien extends only to (i) the assets (including Vessels), purchase price or cost of design, construction, installation or improvement of which is financed or refinanced thereby and any improvements, accessions, proceeds, products, dividends and distributions in respect thereof, (ii) any Related Vessel Property or (iii) the Capital Stock of a Vessel Holding Issuer;
(24)    Liens created on any asset of the Company or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Company or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;
(25)    Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of $300.0 million and 0.8% of Total Tangible Assets at any one time outstanding;
(26)    Liens arising from financing statement filings (or similar filings in any applicable jurisdiction) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(27)    any interest or title of a lessor under any Capital Lease Obligation or an operating lease;
(28)    Liens on the Equity Interests of Unrestricted Subsidiaries;
(29)    Liens on Vessels under construction securing Indebtedness of shipyard owners and operators;
(30)    Liens securing Indebtedness permitted to be incurred under Section 2.01(b)(18); provided that after giving pro forma effect to such incurrence and the use of proceeds thereof, the Loan-to-Value Ratio does not exceed 33%; and
(31)    any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (30) (but excluding clause (25)); provided that (x) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds, products or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the
LON59053763

Indebtedness being refinanced and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of the outstanding principal amount or, if greater, committed amount of such Indebtedness at the time the original Lien became a Permitted Lien under this Schedule and an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refinancing or replacement.
“Permitted Refinancing Indebtedness” means any Indebtedness incurred by the Company or any of its Restricted Subsidiaries, any Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and any preferred stock issued by any Restricted Subsidiary, in each case, in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Permitted Refinancing Indebtedness; provided that:
(1)    the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of such new Indebtedness, the liquidation preference of such new Disqualified Stock or the amount of such new preferred stock does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of the Indebtedness, the liquidation preference of the Disqualified Stock or the amount of the preferred stock (plus in each case the amount of accrued and unpaid interest or dividends on and the amount of all fees and expenses, including premiums, incurred in connection with the incurrence or issuance of, such Indebtedness, Disqualified Stock or preferred stock), renewed, refunded, refinanced, replaced, exchanged, defeased or discharged;
(2)    such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Facilities Agreement and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(3)    if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Facilities Agreement Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Facilities Agreement Obligations, on terms at least as favorable to the holders of Facilities Agreement Obligations, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and
(4)    if such Indebtedness is incurred either by the Company (if the Company was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the Restricted Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Ready for Sea Cost” means with respect to a Vessel to be acquired, constructed or leased (pursuant to a Capital Lease Obligation) by the Company or any Restricted Subsidiary, the aggregate amount of
LON59053763

all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified as “property, plant and equipment” in accordance with GAAP and any assets relating to such Vessel.
“Related Vessel Property” means, with respect to any Vessel (i) any insurance policies on such Vessel, (ii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iii) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, and (iv) any charters, operating leases, licenses and related agreements entered into in respect of the Vessel and any security or guarantee in respect of the relevant charterer’s or lessee’s obligations under any relevant charter, operating lease, license or related agreement, (v) any cash collateral account established with respect to such Vessel pursuant to the financing arrangements with respect thereto, (vi) any inter-company loan or facility agreements relating to the financing of the acquisition of, and/or the leasing arrangements (pursuant to Capital Lease Obligations) with respect to, such Vessel, (vii) any building or conversion contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contracts, (viii) any interest rate swap, foreign currency hedge, exchange or similar agreement incurred in connection with the financing of such Vessel and required to be assigned by the lender and (ix) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group.
“Secured Indebtedness” means the Existing First-Priority Secured Notes, the Existing Second-Priority Secured Notes, the EIB Facility and the Existing Term Loan Facility, and any other Indebtedness of the Loan Parties secured by a Lien on the assets of any Loan Party (excluding the Facilities Agreement Obligations).
“Secured Indebtedness Documents” means any agreements, documents or instruments governing or entered into in connection with any Secured Indebtedness, as they may be amended, restated, modified, renewed, supplemented, refunded, replaced or refinanced, from time to time.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Amendment Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:
(1)    does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the maturity of the Facilities Agreement (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);
LON59053763

(2)    does not require, prior to the first anniversary of the maturity of the 2026 Unsecured Notes, payment of cash interest, cash withholding amounts or other cash gross ups, or any similar cash amounts;
(3)    contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the maturity of the 2026 Unsecured Notes;
(4)    does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and
(5)    is fully subordinated and junior in right of payment to the Facilities Agreement Obligations.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Tax” or “Taxes” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and additions to tax related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). “Taxation” shall be construed to have a corresponding meaning.
“Total Assets” means the total assets of the Company and its Subsidiaries that are Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, determined on a consolidated basis in accordance with GAAP, calculated after giving effect to pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Total Tangible Assets” means the Total Assets excluding consolidated intangible assets, calculated after giving effect to pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Transactions” means the amendments with respect to the Company’s and its Restricted Subsidiaries’ Indebtedness occurring during the six months ending February 28, 2021, the offering of the 2026 Unsecured Notes, the offering of the 2023 First-Priority Secured Notes, the Existing Term Loan Facility, the offering of the 2026 Second-Priority Secured Notes, the offering of the 2027 Second-Priority Secured Notes, the November Convertible Notes Repurchases (as defined in the Offering
LON59053763

Memorandum), and the use of proceeds therefrom, as described in the section entitled “Use of Proceeds” in the Offering Memorandum.
“Unearned Customer Deposits” means amounts paid to the Company or any of its Subsidiaries representing customer deposits for unsailed bookings (whether paid directly by the customer or by a credit card company).
“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of Carnival Corporation as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Carnival Corporation but only to the extent that such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.
“U.S. dollar” or “$” means the lawful currency of the United States of America.
“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.
“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.
“Vessel” means a passenger cruise vessel which is owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.
“Vessel Holding Issuer” means a Subsidiary of the Company, the assets of which consist solely of one or more Vessels and the corresponding Related Vessel Property and whose activities are limited to the ownership of such Vessels and Related Vessel Property and any other asset reasonably related to or resulting from the acquisition, purchase, charter, leasing, rental, construction, ownership, operation, improvement, expansion and maintenance of such Vessel, the leasing of such Vessels and any activities reasonably incidental to the foregoing.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amounts of such Indebtedness.
SECTION 1.02    Other Definitions.

LON59053763

Term	Section
“Deemed Date”	2.01(e)
“Equal and Ratable Provision”	2.02(a)
“Increased Amount”	2.02(b)
“incur”	2.01(a)
“Junior Liens”	2.02(a)
“Permitted Debt”	2.01(b)
“Permitted Payments”	2.03(b)
“Restricted Payments”	2.03(a)(D)
“Tax Group”	2.03(b)(10)
“TIA”	1.03(ix)

SECTION 1.03    Rules of Construction. Unless the context otherwise requires:
(i)    a term has the meaning assigned to it;
(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(iii)    “or” is not exclusive;
(iv)    “including” or “include” means including or include without limitation;
(v)    words in the singular include the plural and words in the plural include the singular;
(vi)    unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness;
(vii)    any Indebtedness secured by a Lien ranking junior to any of the Liens securing other Indebtedness shall not be deemed to be subordinate or junior to such other Indebtedness by virtue of the ranking of such Liens;
(viii)    the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Schedule as a whole and not to any other portion of the Facilities Agreement or related documents or to any particular Article, Section, clause or other subdivision;
(ix)    the Trust Indenture Act of 1939, as amended (the “TIA”), shall not apply to this Schedule or any documents or instruments related thereto, and no terms used in any of the foregoing shall have meanings given to them by the TIA;
(x)    where a notification or designation is to be made by the “Company,” under this Schedule, such notification or designation may be made either by Carnival Corporation or Carnival plc; and
(xi)    unless specifically and explicitly stated, (A) the capitalized terms defined and used in this Schedule shall not be used to interpret any terms of any portion of the Facilities Agreement or related documents other than this Schedule, and (B) the capitalized
LON59053763

terms defined and used in the Facilities Agreement or related documents other than this Schedule shall not be used to interpret any terms of any portion of this Schedule.

ARTICLE TWO
COVENANTS

SECTION 2.01    Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)    The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not and will not permit any Restricted Subsidiary to issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
(b)    Section 2.01(a) shall not, however, prohibit the incurrence of any of the following items of Indebtedness, without duplication (collectively, “Permitted Debt”):
(1)        (i) Indebtedness under the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of $4,000.0 million and 7.5% of Total Tangible Assets of the Company, (ii) Indebtedness under the EIB Facility in an aggregate principal amount at any time outstanding not to exceed the greater of €203.4 million and 0.6% of Total Tangible Assets of the Company, (iii) Indebtedness under the Existing Revolving Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (x) the sum of $1,700.0 million, €1,000.0 million and £300.0 million and (y) 7.3% of Total Tangible Assets of the Company, (iv) Indebtedness under the Existing First-Priority Secured Notes in an aggregate principal amount at any time outstanding not to exceed the greater of $4,192.0 million and 9.7% of Total Tangible Assets of the Company, (v) Indebtedness under the Existing Term Loan Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (x) the sum of $1,860.0 million and €800.0 million and (y) 6.3% of Total Tangible Assets of the Company, (vi) Indebtedness under the 2026 Second-Priority Secured Notes in an aggregate principal amount at any time outstanding not to exceed the greater of (x) the sum of $775.0 million and €425.0 million and (y) 2.6% of Total Tangible Assets of the Company and (vii) Indebtedness under the 2027 Second-Priority Secured Notes in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $900.0 million and (y) 1.7% of Total Tangible Assets of the Company;
(2)        the incurrence by the Company and its Restricted Subsidiaries of (i) Existing Indebtedness (other than Indebtedness under the Convertible Notes, the EIB Facility, the Existing Term Loan Facility, the Existing First-Priority Secured Notes, the 2026 Second-Priority Secured Notes, the 2027 Second-Priority Secured Notes and the 2026 Unsecured Notes), (ii) Indebtedness in respect of the 2026 Unsecured Notes and related guarantees, in an aggregate principal amount at any time outstanding not to exceed the greater of (x) the sum of (1) $1,450.0 million and
LON59053763

(2) €500.0 million and (y) 4.0% of Total Tangible Assets of the Company, (iii) Indebtedness represented by the Convertible Notes, in an aggregate principal amount at any time outstanding not to exceed the aggregate amount of such Indebtedness outstanding on the Amendment Date and (iv) and any Permitted Refinancing Indebtedness in respect of the preceding clauses (i) through (iii);
(3)        the incurrence by the Loan Parties of Indebtedness under the Facilities Agreement;
(4)        the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation, repair, replacement or improvement of property (including Vessels), plant or equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount or liquidation preference, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (4), not to exceed the greater of $600.0 million and 1.5% of Total Tangible Assets at any time outstanding (it being understood that any such Indebtedness may be incurred and such Disqualified Stock and preferred stock may be issued after the acquisition, purchase, charter, leasing or rental or the design, construction, installation, repair, replacement or the making of any improvement with respect to any asset (including Vessels)); provided that the principal amount of any Indebtedness, Disqualified Stock or preferred stock permitted under this clause (4) did not in each case at the time of incurrence exceed, together with amounts previously incurred and outstanding under this clause (4) with respect to any applicable Vessel, (i) in the case of a completed Vessel, the book value and (ii) in the case of an uncompleted Vessel, 80% of the contract price for the acquisition or construction of such Vessel, in the case of this clause (ii), as determined on the date on which the agreement for acquisition or construction of such Vessel was entered into by the Company or its Restricted Subsidiary, plus any other Ready for Sea Cost of such Vessel plus 100% of any related export credit insurance premium;
(5)        the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock in connection with any New Vessel Financing in an aggregate principal amount at any one time outstanding (including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued under this clause (5)) not exceeding the New Vessel Aggregate Secured Debt Cap as calculated on the date of the relevant incurrence under this clause (5);
(6)        Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness, Disqualified Stock or preferred stock) that was permitted to be incurred under Section 2.01(a) or clause (1), (2), (3), (4), (5), (6), (12) or (18) of this Section 2.01(b);
(7)        the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company or any Restricted Subsidiary; provided that:
(A)    if the Company or any Note Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Note Guarantor, such
LON59053763

Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Company and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors or officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Facilities Agreement Obligations; and
(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);
(8)        the issuance by any Restricted Subsidiary to the Company or to any of its Restricted Subsidiaries of Disqualified Stock or preferred stock; provided that (i) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);
(9)        the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations not for speculative purposes;
(10)    the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 2.01; provided that, in each case, if the Indebtedness being guaranteed is of a Loan Party and is subordinated to or pari passu with the Facilities Agreement Obligations, then the Guarantee must be subordinated or pari passu to the Facilities Agreement Obligations, as applicable, to the same extent as the Indebtedness guaranteed;
(11)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (i) in respect of workers’ compensation claims, self-insurance obligations, captive insurance companies and bankers’ acceptances in the ordinary course of business; (ii) in respect of letters of credit, surety, bid, performance, travel or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person or consistent with past practice or industry practice (including as required by any governmental authority) and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, or for the protection of customer deposits or credit card payments; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; (iii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 days; and (iv) consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;
LON59053763

(12)    Indebtedness, Disqualified Stock or preferred stock (i) of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary or (ii) incurred or issued to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary; provided, however, with respect to this clause (12), that at the time of the acquisition or other transaction pursuant to which such Indebtedness, Disqualified Stock or preferred stock was deemed to be incurred or issued, (x) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 2.01(a) after giving pro forma effect to the relevant acquisition or other transaction and the incurrence of such Indebtedness or issuance of such Disqualified Stock or preferred stock pursuant to this clause (12) or (y) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued pursuant to this clause (12), taken as one period, would not be less than it was immediately prior to giving pro forma effect to such acquisition or other transaction and the incurrence of such Indebtedness or issuance of such Disqualified Stock or preferred stock;
(13)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary; provided that (in the case of a disposition) the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(14)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness in the form of Unearned Customer Deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(15)    Indebtedness of the Company or any Restricted Subsidiary incurred in connection with credit card processing arrangements or other similar payment processing arrangements entered into in the ordinary course of business;
(16)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock to finance the replacement (through construction or acquisition) of a Vessel upon an Event of Loss of such Vessel in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Company or any of its Restricted Subsidiaries from any Person in connection with such Event of Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to such Event of Loss and any costs and expenses incurred by the Company or any of its Restricted Subsidiaries in connection with such Event of Loss;
(17)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness in relation to (i) regular maintenance required on any of the Vessels owned or chartered by the Company or any of its Restricted Subsidiaries, and (ii) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels;
LON59053763

(18)    the incurrence of Indebtedness by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock and the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (18), not to exceed the greater of $3,000.0 million and 5.6% of Total Tangible Assets; and
(19)    Indebtedness existing solely by reason of Permitted Liens described in clause (29) of the definition thereof.
(c)    No Loan Party will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Loan Party unless such Indebtedness is also contractually subordinated in right of payment to the Facilities Agreement Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Loan Parties solely by virtue of being unsecured.
(d)    For purposes of determining compliance with this Section 2.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) of Section 2.01(b), or is entitled to be incurred pursuant to Section 2.01(a), Carnival Corporation, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 2.01(a) and (b) and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 2.01.
(e)    In connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock, in each case, in compliance with this Section 2.01, and the granting of any Lien to secure such Indebtedness, Carnival Corporation or applicable Restricted Subsidiary may, at its option, designate such incurrence or issuance and the granting of any Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance and granting of such Lien therefor will be deemed for all purposes under this Schedule to have been incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of calculating the Fixed Charge Coverage Ratio, usage of any baskets described herein (if applicable), the Consolidated Total Leverage Ratio, the Loan-to-Value Ratio and Consolidated EBITDA (and all such calculations on and after the Deemed Date until the termination or funding of such commitment shall be made on a pro forma basis giving effect to the deemed incurrence or issuance, the granting of any Lien therefor and related transactions in connection therewith).
(f)    The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock, the accretion of liquidation preference and the increase in the amount of Indebtedness outstanding solely as a result of fluctuations in exchange rates or currency values will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 2.01; provided, in each such case, that the amount of any such accrual, accretion, amortization, payment, reclassification or increase is included in the Fixed Charges of the Company as accrued.
LON59053763

(g)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or, in the case of Indebtedness incurred under a revolving credit facility and at the option of Carnival Corporation, first committed; provided that (a) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. dollars, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced; and (b) if and for so long as any Indebtedness is subject to a Hedging Obligation with respect to the currency in which such Indebtedness is denominated covering principal amounts payable on such Indebtedness, the amount of such Indebtedness, if denominated in U.S. dollars, will be the amount of the principal payment required to be made under such Hedging Obligation and, otherwise, the U.S. dollar-equivalent of such amount plus the U.S. dollar-equivalent of any premium which is at such time due and payable but is not covered by such Hedging Obligation.
(h)    Notwithstanding any other provision of this Section 2.01, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 2.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such refinancing indebtedness is denominated that is in effect on the date of such refinancing.
(i)    The amount of any Indebtedness outstanding as of any date will be:
(i)    in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP;
(ii)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(iii)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
SECTION 2.02    Liens.
(a)    The Loan Parties shall not, directly or indirectly, create, incur, assume or otherwise cause to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except:
LON59053763

(1) Permitted Liens; and
(2) a Lien on such property or assets that is not a Permitted Lien (each Lien under clause (2), a “Triggering Lien”) if, contemporaneously with (or prior to) the incurrence of such Triggering Lien, all Facilities Agreement Obligations are secured on an equal and ratable basis with or on a senior basis to the Indebtedness so secured until such time as such Indebtedness is no longer secured by such Triggering Lien; provided that, (i) if the Indebtedness secured by such Triggering Lien is subordinate or junior in right of payment to the Facilities Agreement Obligations, as the case may be, then such Triggering Lien securing such Indebtedness shall be subordinate or junior in priority to the Lien securing the Facilities Agreement Obligations and (ii) if any Secured Indebtedness is also required to be secured by Liens on such property or assets pursuant to provisions in the Secured Indebtedness Documents that are similar to this clause (2), the Liens on such property or assets securing the Facilities Agreement Obligations may rank junior in priority to the Liens on such property or assets securing such Secured Indebtedness pursuant to a Customary Intercreditor Agreement.
For purposes of determining compliance with this Section 2.02, (A) Liens securing Indebtedness and obligations need not be incurred solely by reference to one category of Permitted Liens (or subparts thereof) but are permitted to be incurred in part under any combination thereof, and (B) in the event that a Lien meets the criteria of one or more of the categories of Permitted Liens (or subparts thereof), Carnival Corporation shall, in its sole discretion, classify, divide or later reclassify or redivide (as if incurred at such later time) such Liens (or any portions thereof) in any manner that complies with the definition of Permitted Liens, and such Liens (or portions thereof, as applicable) will be treated as having been incurred pursuant to such clause, clauses or subparts of the definition of Permitted Liens (and in the case of a subsequent division, classification or reclassification, such Liens shall cease to be divided or classified as it was prior to such subsequent division, classification or reclassification).
To the extent that any Liens are imposed pursuant to Section 2.02(a)(2) (the “Equal and Ratable Provision”), (i) Permitted Liens may be of any priority (including senior in priority) relative to any Liens imposed pursuant to the Equal and Ratable Provision, except where otherwise specified, and (ii) the Company and its Restricted Subsidiaries may incur Liens ranking junior in priority to the liens imposed pursuant to the Equal and Ratable Provision (“Junior Liens”). The Facilities Agreement Agent shall enter into a Customary Intercreditor Agreement with respect to such Permitted Liens, Junior Liens and Liens imposed pursuant to the Equal and Ratable Provision, if any.

(b)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness. For the avoidance of doubt, any Lien that is permitted under this Schedule to secure Indebtedness shall also be permitted to secure any obligations related to such Indebtedness.
LON59053763

(c)    Any Lien created in favor of the Facilities Agreement Obligations pursuant to the Equal and Ratable Provision will be automatically and unconditionally released and discharged upon the release and discharge of the Triggering Lien to which it relates.
SECTION 2.03    Restricted Payments.
(a)    The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:
(A)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or in Subordinated Shareholder Funding and other than dividends or distributions payable to the Company or a Restricted Subsidiary);
(B)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent entity of the Company;
(C)    make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Loan Parties that is expressly contractually subordinated in right of payment to the Facilities Agreement Obligations (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition, or make any cash interest payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding; or
(D)    make any Restricted Investment
(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(i)    no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(ii)    after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 2.01(a);
(iii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the 2023 First-Priority Secured Notes Issue Date (excluding Restricted Payments permitted by clauses (1) (without duplication of amounts paid pursuant to any other clause of Section 2.03(b)), (2),
LON59053763

(3), (4), (5), (6), (7), (8), (9), (10) and (11) of Section 2.03(b)), is less than the sum, without duplication, of:
(A)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter commencing immediately following the fiscal quarter in which the 2023 First-Priority Secured Notes Issue Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(B)    100% of the aggregate net cash proceeds and the Fair Market Value of other assets received by the Company since the 2023 First-Priority Secured Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or Subordinated Shareholder Funding or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or any Restricted Subsidiary or convertible or exchangeable debt securities of the Company or any Restricted Subsidiary, in each case that have been converted into or exchanged for Equity Interests of the Company or Subordinated Shareholder Funding (other than (x) net cash proceeds and marketable securities received from an issuance or sale of Equity Interests, Disqualified Stock or convertible or exchangeable debt securities sold to a Subsidiary of the Company, (y) net cash proceeds and marketable securities received from an issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into, exchanged or redeemed for Disqualified Stock and (z) net cash proceeds and marketable securities to the extent any Restricted Payment has been made from such proceeds pursuant to Section 2.03(b)(4)); plus
(C)    to the extent that any Restricted Investment that was made after the 2023 First-Priority Secured Notes Issue Date is (i) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities received; or (ii) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of such Restricted Investment as of the date such entity becomes a Restricted Subsidiary; plus
(D)    to the extent that any Unrestricted Subsidiary of the Company designated as such after the 2023 First-Priority Secured Notes Issue Date is redesignated as a Restricted Subsidiary, or is merged or consolidated into the Company or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Company or a Restricted Subsidiary, in each case, after the 2023 First-Priority Secured Notes Issue Date, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets to the extent such investments reduced the restricted payments capacity under this clause (iii) and were not previously repaid or otherwise reduced; provided, however, that no amount will be included in Consolidated Net Income of the Company for purposes of the preceding clause (A) to the extent that it is included under this clause (D); plus
(E)    100% of any dividends or distributions received by the Company or a Restricted Subsidiary after the 2023 First-Priority Secured Notes Issue Date from an Unrestricted Subsidiary to the extent that such dividends or distributions were not
LON59053763

otherwise included in the Consolidated Net Income of the Company for such period (excluding, for the avoidance of doubt, repayments of, or interest payments in respect of, any Permitted Investment pursuant to clause (16) of the definition thereof); and
(iv)    at least one year shall have elapsed since the 2023 First-Priority Secured Notes Issue Date, and (x) in the case of a Restricted Payment made on or after the first anniversary of the 2023 First-Priority Secured Notes Issue Date and before the second anniversary of the 2023 First-Priority Secured Notes Issue Date, the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not have been greater than 6.00:1.00 on a pro forma basis and (y) in the case of a Restricted Payment made on or after the second anniversary of the 2023 First-Priority Secured Notes Issue Date, the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not have been greater than 5.00:1.00 on a pro forma basis.
(b)    The preceding provisions will not prohibit the following (“Permitted Payments”):
(1)        the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of this Schedule;
(2)        the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or Subordinated Shareholder Funding or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 2.03(a)(iii)(B);
(3)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Loan Parties that is contractually subordinated to the Facilities Agreement Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(4)        so long as no Default has occurred and is continuing, the purchase, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such purchased, repurchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in the aggregate in any twelve-month period with unused amounts being carried over to any subsequent twelve-month period subject to a maximum aggregate amount of $50.0 million being available in any twelve-month period; and provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of the Company or Subordinated Shareholder Funding, in each case, received by the Company during such twelve-month period, in each case to members of management, directors or consultants of the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies to the extent the cash proceeds from the sale of such Equity Interests or Subordinated Shareholder Funding have not
LON59053763

otherwise been applied to the making of Restricted Payments pursuant to Section 2.03(a)(iii) or Section 2.03(b)(2);
(5)        the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(6)        so long as no Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any preferred stock of any Restricted Subsidiary issued on or after the 2023 First-Priority Secured Notes Issue Date in accordance with Section 2.01;
(7)        payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;
(8)        the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than the Company or any Restricted Subsidiary) on no more than a pro rata basis;
(9)        the making of (i) cash payments made by the Company or any of its Restricted Subsidiaries in satisfaction of the conversion obligation upon conversion of convertible Indebtedness issued in a convertible notes offering and (ii) any payments by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related capped call, hedge, warrant or other similar transactions;
(10)    with respect to any Tax period in which any of the Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income Tax group for U.S. federal or applicable state and local, or non-U.S. income Tax purposes (a “Tax Group”) of which a Parent Company, or any Subsidiary of a Parent Company, is a common parent, or for which such Restricted Subsidiary is disregarded for U.S. federal income tax purposes as separate from a Parent Company, or any Subsidiary of a Parent Company that is a C corporation for U.S. federal income tax purposes, payments by each such Restricted Subsidiary in an amount not to exceed the amount of its allocable share of any U.S. federal, state and/or local and/or foreign income Taxes, as applicable, of such Tax Group for such taxable period that are attributable to the income, revenue, receipts or capital of such Restricted Subsidiary in an aggregate amount not to exceed the amount of such income Taxes that such Restricted Subsidiaries would have paid had it been a standalone corporate tax payer or standalone corporate tax group (without duplication, for the avoidance of doubt, of any such Taxes paid by such Restricted Subsidiary directly to the relevant taxing authority); and
(11)    other Restricted Payments in an aggregate amount not to exceed $225.0 million since the 2023 First-Priority Secured Notes Issue Date so long as, immediately after giving effect to such Restricted Payment, no Default has occurred and is continuing.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
LON59053763

For purposes of determining compliance with this covenant, (1) in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of one or more categories (or subparts thereof) of Permitted Payments or Permitted Investments, or is entitled to be incurred pursuant to the first paragraph of this covenant, Carnival Corporation will be entitled to classify or re-classify such payment (or portion thereof) based on circumstances existing on the date of such reclassification in any manner that complies with this covenant, and such payment (or portion thereof) will be treated as having been made pursuant to the first paragraph of this covenant or such clause or clauses (or subparts thereof) in the definition of Permitted Payments or Permitted Investments, (2) the amount of any return of or on capital from any Investment shall be netted against the amount of such Investment for purposes of determining compliance with this covenant and (3) payments made among the Company and its Restricted Subsidiaries pursuant to the agreements, constituent documents, guarantees, deeds and other instruments governing the “dual listed company” structure of the Company shall not be deemed to be Restricted Payments.
SECTION 2.04    Designation of Restricted and Unrestricted Subsidiaries.
(a)    The Board of Directors of Carnival Corporation may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.
(b)    If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 2.03 or under one or more clauses of the definition of “Permitted Investments,” as determined by Carnival Corporation. The designation of a Restricted Subsidiary as an Unrestricted Subsidiary will only be permitted if the deemed Investment resulting from such designation would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
(c)    Carnival Corporation may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
(d)    Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Facilities Agreement Agent by filing with the Facilities Agreement Agent a copy of a resolution of the Board of Directors of Carnival Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 2.03. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Schedule and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 2.01, Carnival Corporation will be in default of such Section 2.01. The Board of Directors of Carnival Corporation may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 2.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default would be in existence following such designation.

LON59053763

SIGNATORIES
Borrowers
CARNIVAL CORPORATION
By:     DARRELL CAMPBELL    Darrell Campbell, Treasurer (authorized signatory)

Place of execution: Miami, Florida

CARNIVAL PLC
By:     DARRELL CAMPBELL    Darrell Campbell, Treasurer (authorized signatory)

Place of execution: Miami, Florida

COSTA CROCIERE S.p.A.
By:     DAVID BERNSTEIN    David Bernstein, director

Place of execution: Miami, Florida

CC U.S. VENTURES, INC.
By:     DARRELL CAMPBELL    Darrell Campbell, Treasurer of Carnival Corporation and Carnival plc, and authorized representative

Place of execution: Miami, Florida

Guarantors
CARNIVAL CORPORATION
By:     DARRELL CAMPBELL    Darrell Campbell, Treasurer (authorized signatory)

Place of execution: Miami, Florida

LON59053763

CARNIVAL PLC
By:     DARRELL CAMPBELL    Darrell Campbell, Treasurer (authorized signatory)

Place of execution: Miami, Florida

Facilities Agent
BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

By:     KEVIN DAY    Kevin Day Vice President

Place of execution: 8 Greenhills, Ware, Herts, UK

LON59053763